Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Canopy Growth Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, no par value	457(c)	22,929,468	$1.165(3)	$26,712,830.22	0.00011020	$2,943.76
Fees to Be Paid	Equity	Common Shares, no par value, issuable upon exercise of warrant	457(c)	22,929,468	$1.165(3)	$26,712,830.22	0.00011020	$2,943.76
	Total Offering Amounts					$53,425,660.44	—	$5,887.52
	Total Fees Previously Paid					—	—	—
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	$5,887.52

(1)	Consists of a maximum of 45,858,936 common shares to be sold by the selling securityholders.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common shares (“Common Shares”) in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Common Shares.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $1.165 per share, the average of the high and low prices of the Common Shares, as reported on the Nasdaq Global Select Market on September 18, 2023, which is a date within five business days prior to the date of filing the registration statement.